Exhibit 99.1

Lionsgate and Macrovision Announce Closing of Transaction for
TV Guide Network and TVGuide.com
Santa Clara, Calif. and Santa Monica, Calif. (March 2, 2009) — Lionsgate (NYSE: LGF), the leading next generation studio, and Macrovision Solutions Corporation (NASDAQ: MVSN), a digital entertainment technology leader, today announced the closing of the transaction by which Lionsgate has acquired the TV Guide Network and TV Guide Online properties from Macrovision. The companies previously announced the signing of the transaction on January 5, 2009.
TV Guide Network is one of the 25 most widely distributed cable networks and reaches 83 million households. TV Guide.com is a leading content and navigation portal in the world of digital television and serves 16 million unique monthly visitors. Lionsgate’s growing portfolio of channel platforms now includes TV Guide Network, FEARnet, operated with partners Sony and Comcast, which reaches 30 million subscribers, and EPIX, the premium multiplatform channel with partners Viacom and MGM that is expected to launch in October 2009. TV Guide.com joins Break.com, in which Lionsgate has a 42 percent equity investment, among Lionsgate’s online businesses.
“We’re delighted to welcome Ryan O’Hara, Paul Greenberg and their teams to the Lionsgate family,” said Lionsgate Co-Chairman and Chief Executive Officer Jon Feltheimer. “TV Guide Network and TV Guide.com are a perfect fit for our entrepreneurial culture and business model of creating innovative market leaders in key niches. The acquisition of these companies reflects the continued growth of our television, channel platform and online businesses, and we look forward to working closely with our distribution, marketing and advertising partners to bring the full weight of our content creation and marketing strength to this important new asset.”
“The TV Guide team is excited about this transformative change for the network and online businesses,” said Ryan O’Hara, President of TV Guide Network and tvguide.com. “Lionsgate’s proven content creation capabilities are ideally suited for our properties.”
About Lionsgate
Lionsgate is the leading next generation studio with a major presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company is leveraging its content leadership and marketing expertise through partnerships that include the FEARnet branded VOD and Internet horror channel with Sony and Comcast, the expected fall 2009 launch of EPIX, a new premium entertainment channel with partners Viacom and MGM, investment in the leading young men’s digital distribution platform Break.com, ownership of the premier independent television syndication company Debmar-Mercury and an alliance with independent filmed entertainment production and distribution company Roadside Attractions.
The Company is an industry market share leader at the North American theatrical box office for calendar 2009 to date and has had recent theatrical box office successes that include Tyler Perry’s Madea Goes To Jail, which generated a $41 million opening weekend, largest in Lionsgate history, and has been number one at the box office for the past two consecutive weeks, My Bloody Valentine 3D, Saw V, Religulous, Forbidden Kingdom, Rambo and The Bank Job. Lionsgate has also forged strong positions in television and home entertainment with the production of such critically-acclaimed television series as Mad Men, Weeds and Crash, the distribution of Tyler Perry’s House of Payne, Family Feud and South Park and upcoming shows including Tyler Perry’s Meet The Browns and The Wendy Williams Show, as well as market share of nearly 7% and the industry’s leading box office-to-DVD conversion rate in home entertainment. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with original, daring, quality entertainment in markets around the world.
About Macrovision Solutions Corporation
Macrovision Solutions Corporation is focused on providing a uniquely simple digital home entertainment experience by delivering solutions to businesses to protect, enhance and distribute digital goods to consumers across multiple channels. Macrovision’s technologies are deployed by companies in the entertainment, consumer electronics, cable and satellite, and online distribution markets to solve industry-specific challenges and bring greater value and a more robust user experience to their customers. The result of deploying Macrovision’s solutions is a simple end user experience for discovering, managing and enjoying digital content. Today, Macrovision provides connected middleware, media recognition, interactive programming guides, copy protection and rich media, data and metadata on music, games, movies and television programming. The company also operates an entertainment portal which can be found at http://www.allmusic.com. Macrovision holds over 4,100 issued or pending patents and patent applications worldwide.
Macrovision is headquartered in Santa Clara, California, with numerous offices across the United States and around the world including Japan, Hong Kong, Luxembourg, and the United Kingdom. More information about Macrovision can be found at www.macrovision.com.
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For more information, contact

Press:
Macrovision	Lionsgate
Linda Quach	Peter D. Wilkes
(408) 562-8504	310-255-3726
pwilkes@lionsgate.com

Kristin Robinson
310-255-5114
krobinson@lionsgate.com

TV Guide Network
Leslie Furuta
(323) 817-4967

Investor Relations:
Macrovision	Macrovision	Lionsgate
James Budge	Lauren Landfield	Peter D. Wilkes
(408) 969-5558	(408) 562-8475	310-255-3726
pwilkes@lionsgate.com